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                                                                     EX-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the
"Registration Statement") of our report dated December 31, 1996 relating to the financial statements and financial highlights appearing in the November 30, 1996 Annual Report to Shareholders of Vanguard Convertible Securities Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP

Philadelphia, PA
February 27, 1997